Exhibit 10.4

Memorandum of Understanding

Aircom Data Processing Co., Ltd. (hereinafter referred to as “Lessor”) and

GOLDEN PLATE LIMITED (hereinafter referred to as “Lessee”)

Both parties agree to the following preliminary terms and conditions relating to the lease of land for the construction of a data processing center and satellite uplink base station

1. Lease subject: Land located at No. 89-18 of the Dashui Grottoes in Xinyi District, Keelung City. The scope of the rights is all, and the area is 7,690.46 pings(each pings equal 35.59 sq ft.) (based on land registration record with local land administration agencies; if the land is merged or split later, The new site number will prevail.)

2. As Lessor is planning to have a data processing center and satellite uplink base stations on the land at the Taishui Grottoes in Xinyi District of Keelung City, Lessee wishes to lease from Lessor the property No.89-18 of the Dashui Grottoes in Xinyi District, Keelung City, to construct next-generation satellite uplink base stations and data processing centers.

3. Lessee intends to lease the land No. 89-18 of the Dashui Grottoes in Xinyi District, Keelung City from Lessor as the planned area for the data processing center at an annual price of NT$70 million, and to construct a 45,000 MMIPS Data Processing Center and Far Eastern satellite uplink base station.

4. The period of tenancy will be five years.

5. The parties expect to sign a formal lease contract after Lessor purchases the land.

6. Miscellaneous Provisions:

(1) The addresses set out in this Agreement are the places of service for the negotiation of mutual notice. If this agreement is returned due to refusal or non-delivery, they will be regarded as the date of service on the date of the first postal delivery.

(2) If Seller is acting on behalf of other party(s), the signer guarantees that the signer has obtained all the necessary authorization. If the authorization was not properly obtained, the signer will assume all legal responsibilities.

(3) The subject matter of the lease of this contract includes the land and all above ground facilities.

(4) If there is any incompletion or incompliance in this agreement of local law, this agreement will be updated by both parties in accordance with the compliance of the local norms and government decrees.

(5) If any disputes arise under or in connection with this MOU, both parties agree this MOU will be governed by and construed using the Taipei District Court of Taiwan without giving effect to Taiwan conflict of law provisions or to presumptions favoring either Party.

(6) Two copies of this agreement shall be received by each party, Lessor and Lessee, and shall take effect on the date of the signing of both parties.

Party A: Aircom Data Processing Co., Ltd.

Legal Agent: by Jeffrey Wun (CEO)

/s/ Jeffrey Wun

Aerkomm Inc., on behalf of a wholly owned subsidiary to be established.

Party B: GOLDEN PLATE LIMITED

/s/ Golden Plate Limited

Legal Agent:

May 1st, 2018